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                         EXHIBIT 10.33


                ROCHESTER TELEPHONE CORPORATION

              SUPPLEMENTAL MANAGEMENT PENSION PLAN

        Amendment No. 6 to September 1, 1989 Restatement


     Pursuant to Article Six, the Plan is amended as follows:

     1. Section 3.1 is amended, effective for benefits payable on and after November 1, 1993, by deleting the last paragraph thereof and substituting in its place the following:

         An otherwise eligible Employee who, without the consent of the Board, engages in any activity inimical to the interests of any Participating Company within three years (five years in the case of an executive officer of the Company) of retirement shall cease being eligible to receive any further benefits after commencing such activity, provided that upon a Change in Control this sentence shall have no effect. For purposes of the foregoing, the term "inimical" shall include but not be limited to the following activities: engaging directly or indirectly in the performance of services for any telecommunications business or any other business concern that offers services or products which compete with those offered by any company within the Rochester Tel Group of companies or with Upstate Partners (collectively referred to below as "Rochester Tel"), making disparaging remarks publicly about Rochester Tel, disclosing confidential business information concerning Rochester Tel, soliciting any person to leave the employ of Rochester Tel, engaging in any activity of a nature similar to the foregoing activities or engaging in any other activity that the Committee may from time to time determine in its sole discretion to be inimical to the interests of Rochester Tel.


     2. Section 4.1(c) is amended, effective January 1, 1993, by deleting the present provision in its entirety and substituting in its place the following:

     (c) if in the discretion of the Committee, upon the recommendation of the Chief Executive Officer, the factors so warrant, the service factor shall take into account the eligible Employee's service with any prior employer, provided that after a Change in Control the Committee may not change a prior decision to allow an eligible Employee's service factor to take into account service with another company;

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     3.  Article Four is amended, effective January 1, 1993, by adding to the end thereof the following new Section 4.8:

         4.8  If the amount of a death benefit payable under
              Section 7.4 of the Funded Plan is limited because of the compensation cap imposed by Code Section 401(a)(17) or because of any other Code limitation on the Funded Plan's death benefits there shall be payable under this Plan the difference between the benefit payable under
              Section 7.4 of the Funded Plan without regard to any Code-imposed limits and the amount of the death benefit actually payable by the Funded Plan. Except for the amount, the payment of the benefit under this Section 4.8 shall conform to the terms and conditions of Section 7.4 of the Funded Plan.

     4. Article Six is amended, effective November 1, 1993, by adding to the end thereof the following new Section 6.3:

         6.3 The terms of this Plan cannot be amended, waived or otherwise modified by any other plan, contract or agreement that addresses an employee's or former employee's terms and conditions of employment or the termination of such employment.


     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment on its behalf this 15th day of November, 1993.

                               ROCHESTER TELEPHONE CORPORATION


                               By:  /s/ Josephine S. Trubek
                                  --------------------------
                                    Corporate Secretary

(54ED)